Exhibit 99.1

ALDERWOODS GROUP REPORTS THIRD QUARTER RESULTS

CINCINNATI, OH – November 17, 2004 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its third quarter results, representing the 16 weeks and 40 weeks ended October 9, 2004.

The Company reported a total net loss of $13.4 million, or $0.33 basic and diluted loss per share, on revenues of $212.0 million for the third quarter of 2004, compared with a total net loss of $13.2 million, or $0.33 basic and diluted loss per share, on revenues of $205.7 million, for the 16 weeks ended October 4, 2003.

From continuing operations, the Company reported a total net loss of $26.0 million, or $0.65 basic and diluted loss per share, for the third quarter of 2004, compared with a net loss of $7.1 million, or $0.18 basic and diluted loss per share, for the same quarter a year ago.

Included in the total net loss for the third quarter of 2004 were $35.3 million in costs associated with the Company’s refinancing of long-term debt in the third quarter.

Highlights of the Third Quarter from Continuing Operations

•                  Funeral services performed for the quarter declined by 1,571 or 4.4%

•                  Average revenue per funeral increased 3.2% to $4,020

•                  Cemetery revenue increased 5.0% to $49.0 million

•                  Insurance revenue increased 28.8% to $26.0 million

•                  Total revenue increased 3.0% to $212.0 million

•                  Pre-need funeral contracts written increased 3.1% to $52.9 million

•                  Total debt reduced by $96.9 million in the quarter

Highlights of the Year-to-Date from Continuing Operations

•                  Funeral services performed declined by 2,935 or 3.1%

•                  Average revenue per funeral increased 2.7% to $4,019

•                  Cemetery revenue increased 1.8% to $123.9 million

•                  Insurance revenue increased 34.4% to $62.1 million

•                  Total revenue increased 3.0% to $552.8 million

•                  Pre-need funeral contracts written increased 8.9% to $137.6 million

•                  Total debt reduced by $131.7 million

Significant Activities in the Quarter

Refinancing of long-term debt: In August 2004, the Company successfully completed the refinancing of substantially all of its long-term debt. The Company repurchased the principal amount of $316.2 million (approximately 98.6%) of its outstanding 12.25% Senior Notes due 2009. The tender premium on the long-term debt repayment and related financing costs amounted to $35.3 million and are included in interest expense for the 16 weeks ended October 9, 2004.

The repurchase was financed with the net proceeds from the issuance of $200 million of 7.75% Senior Unsecured Notes due 2012 and borrowing under an amended Senior Secured Term Loan B.

Sale of Security Plan: The Company completed the sale of its Security Plan Life Insurance subsidiary for $85 million, for a pre-tax gain of $16 million. After payment of applicable taxes and expenses associated with the transaction and the recapitalization of Mayflower National Life Insurance Company, Alderwoods Group has utilized $65 million of the proceeds to reduce long-term debt.

Field Organizational Structure Changed to Address At-Need and Pre-Need Growth:

•                  The Company introduced changes to its field organizational structure designed to improve the performance of its at-need business and increase the number of funeral services performed across its operations.

•                  The Company created the new position of Senior Vice President of Advance Planning, to improve the effectiveness of the sales organization and focus on growing the Company’s pre-need funeral and cemetery backlog.

Mr. Paul Houston, President and CEO of Alderwoods Group, said, “We continued to make progress in many areas of our business in the third quarter, particularly in our cemetery and insurance revenues, strong operating expense controls and  debt reduction and divestiture programs. However, we recognize that we need to take strong and decisive action to improve the number of funeral services performed.”

“To that end, we are realigning our field organizational structure to increase the levels of coaching and support available to our locations,” Mr. Houston continued. “We believe this will help enhance our service to families and improve the execution of our marketing and community outreach programs.”

Mr. Houston added, “With the appointment of new leadership for pre-need sales, we look forward to further integrating our pre-need funeral business with our pre-need insurance operations. Our objective is to build our backlog and, over time, increase the percentage of funeral calls it contributes to our business.”

Refinancing and Debt Reduction

During the third quarter of 2004, the Company’s long-term debt was reduced by $96.9 million, through proceeds from the sale of Security Plan Life Insurance, the sale of other assets held for sale and from cash generated from operations. As at October 9, 2004, long-term debt outstanding stood at $499.1 million, a reduction of $335.3 million since the Company emerged on January 2, 2002. At the end of the quarter, cash on hand was $10.2 million.

In August 2004, the Company successfully completed the refinancing of substantially all of its long-term debt. The Company repurchased the principal amount of $316.2 million (approximately 98.6%) of its outstanding 12.25% Senior Notes due 2009. The tender premium on the long-term debt repayment and related financing costs amounted to $35.3 million and are included in interest expense for the 16 weeks ended October 9, 2004.

The repurchase was financed with the net proceeds from the issuance of $200 million of 7.75% Senior Unsecured Notes due 2012 and borrowing under an amended Senior Secured Term Loan B.

At October 9, 2004, the carrying amounts of the Company’s long-term debt of $499.1 million were as follows:

•                  Senior Secured Term Loan B due in 2009 of $281.9 million;

•                  7.75% Senior Unsecured Notes due 2012 of $200 million;

•                  12.25% Senior Unsecured Notes due 2009 of $4.5 million; and

•                  Promissory notes and capitalized obligations of $12.7 million.

“We are pleased with the strong results of our refinancing and debt reduction initiatives, which have succeeded in bringing our long-term debt below $500 million at the end of the quarter, substantially reducing our interest expense,” said Mr. Houston.

Based on the Company’s debt levels at October 9, 2004, and interest rates in effect at November 17, 2004, interest expense is expected to be approximately $31 million annually. This reflects a lower overall interest rate on the Company’s debt as a result of the refinancing and an anticipated lower rate on the Senior Secured Term Loan B as a result of the Company meeting a specified consolidated leverage ratio threshold as of October 9, 2004.

Discontinued Operations and Assets Held for Sale

Over the past several years, Alderwoods Group engaged in a strategic market assessment to identify operating assets that did not fit into the Company’s market or business strategies. As a result of this assessment, a significant number of properties have been identified as assets held for sale and then subsequently sold.

In the quarter, the Company sold 21 funeral and 20 cemetery locations in North America. Gross proceeds of these dispositions were $15.5 million. In the 40 weeks ended October 9, 2004, the Company sold 27 funeral and 39 cemetery locations in North America.

As of October 9, 2004, the Company holds for sale 41 funeral homes, 34 cemeteries and five combination properties. The Company expects to complete the sale of these properties by the end of 2004. Provided that the properties are ultimately sold for estimated proceeds, accumulated unrealized gains of approximately $10 million will be included in income upon disposition.

The Company now believes that the identification of non-strategic businesses for disposal is substantially complete. However, the Company will continue to evaluate its assets, from time to time, with the intent of acquiring and disposing of assets in order to optimize the Company’s assets.

Upon completion of the disposal of the properties identified for sale, the Company will operate 642 funeral homes, 76 cemeteries and 56 combination properties.

On October 1, 2004, the Company’s subsidiary Mayflower National Life Insurance Company completed the sale of all of the outstanding shares of Security Plan Life Insurance Company. Mayflower received cash proceeds from this sale of $85 million and Alderwoods Group recorded a pre-tax gain on the sale of approximately $16 million in the third quarter. After payment of applicable taxes and expenses associated with the transaction and the recapitalization of Mayflower, the Company has utilized $65 million of the proceeds to reduce long-term debt.

Financial Summary 16 Weeks Ended October 9, 2004

Overview

Total net loss of $13.4 million for the 16 weeks ended October 9, 2004, increased by $0.2 million compared to net loss of $13.2 million for the 16 weeks ended October 4, 2003. Basic and diluted loss per share were $0.33 for the 16 weeks ended October 9, 2004 and for the 16 weeks ended October 4, 2003.

Continuing Operations

Total revenue for the 16 weeks ended October 9, 2004, was $212.0 million compared to $205.7 million for the 16 weeks ended October 4, 2003, an increase of $6.3 million, or 3.1%. The increase in total revenue was the result of an increase in cemetery and insurance revenue, which was partially offset by a decrease in funeral revenue.

Funeral revenue was $137.0 million for the 16 weeks ended October 9, 2004, which was down by $1.8 million compared to $138.8 million for the 16 weeks ended October 4, 2003. The decrease in funeral revenue was primarily due to a decrease in funeral services performed, which was partially offset by an increase in average funeral revenue per service. For the 16 weeks ended October 9, 2004, funeral services performed were 34,074, down 4.4% compared to 35,645 funeral services performed in the 16 weeks ended October 4, 2003. Average funeral revenue per service was $4,020 for the 16 weeks ended October 9, 2004, a 3.2% increase compared to $3,893 for the 16 weeks ended October 4, 2003.

Funeral gross margin as a percentage of revenue decreased to 18.8% for the 16 weeks ended October 9, 2004, compared to 21.9% for the corresponding period in 2003. The decrease in gross margin was primarily due to the decrease in funeral revenue, and increases in wages, benefits, and operating expenses.

Cemetery revenue for the 16 weeks ended October 9, 2004, was $49.0 million, which was up by $2.3 million, or 4.9% compared to $46.7 million for the 16 weeks ended October 4, 2003.  The increase is due to higher at-need service and merchandise revenue and recognition of pre-need merchandise.

Cemetery gross margin as a percentage of revenue was 11.9% of revenue for the 16 weeks ended October 9, 2004, compared to 8.9% of revenue for the 16 weeks ended October 4, 2003. The increase in the cemetery gross margin percentage was primarily due to the revenue increase, partially offset by increases in cost of goods sold, selling expenses and facilities costs.

The Company’s insurance operations generated revenue of $26.0 million for the 16 weeks ended October 9, 2004, compared to revenue of $20.2 million for the 16 weeks ended October 4, 2003. Insurance revenue increased primarily due to higher premium and investment income. Insurance gross margin as a percentage of revenue increased to 6.1% for the 16 weeks ended October 9, 2004, compared to 1.2% for the corresponding period in 2003, primarily as a result of the revenue increase.

General and administrative expenses totaled $14.9 million for the 16 weeks ended October 9, 2004, while for the corresponding period in 2003, general and administrative expenses totaled $13.3 million. The bonus accrual for the 16 weeks ended October 9, 2004, was $1.6 million lower than the corresponding period last year. However, during the 16 weeks ended October 4, 2003, general and administrative expenses were reduced by $3.1 million as a result of net interest income received from a tax refund in connection with the audit of the predecessor company’s 1993 through 1998 federal income tax returns.

For the 16 weeks ended October 9, 2004, interest expense was $50.1 million, an increase of $22.4 million, or 80.6%, compared to the 16 weeks ended October 4, 2003. The effect of lower effective interest rates and debt repayments made by the Company during 2003 and the 40 weeks ended October 9, 2004, were more than offset by costs associated with the Company’s refinancing of long-term debt that occurred during the 16 weeks ended October 9, 2004.

For the 16 weeks ended October 9, 2004, net income tax benefit was $6.2 million, compared to $0.2 million for the 16 weeks ended October 4, 2003. The effective tax rate varied from the statutory tax rate, primarily because the Company was not able to fully realize the income tax benefit associated with the cost of refinancing of long term debt. In addition, the losses incurred in certain jurisdictions did not offset the tax expenses in profitable jurisdictions.

Net loss from continuing operations was $26.0 million, or $0.65 basic and diluted loss per share for the 16 weeks ended October 9, 2004, compared to a net loss of $7.1 million, or $0.18 basic and diluted loss per share for the 16 weeks ended October 4, 2003.

Pre-need funeral and cemetery contracts written during the 16 weeks ended October 9, 2004, totaled $52.9 million and $26.3 million, respectively. For the 16 weeks ended October 4, 2003, pre-need funeral and cemetery contracts written totaled $51.4 million and $23.7 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue and positive cash flow.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 16 weeks ended October 9, 2004, income from discontinued operations, net of tax, was $12.7 million, or $0.32 basic and diluted loss per share, which included $16.9 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $0.7 million.

Financial Summary 40 Weeks Ended October 9, 2004

Overview

Total net loss for the 40 weeks ended October 9, 2004, was $15.0 million compared to net income of $0.4 million for the 40 weeks ended October 4, 2003, a decrease of $15.4 million. Basic and diluted loss per share were $0.37 for the 40 weeks ended October 9, 2004. Basic and diluted earnings per share were $0.01 for the 40 weeks ended October 4, 2003.

Continuing Operations

Total revenue for the 40 weeks ended October 9, 2004, was $552.8 million compared to $536.8 million for the 40 weeks ended October 4, 2003, an increase of $16.0 million, or 3.0%. The increase in total revenue was the result of the increases in cemetery and insurance revenue, compared to the corresponding period in 2003.

Funeral revenue was $366.8 million for the 40 weeks ended October 9, 2004, which was down by $2.1 million compared to $368.9 million for the 40 weeks ended October 4, 2003. The decrease in funeral revenue was primarily due to a decrease in funeral services performed, which was partially offset by an increase in average funeral revenue per service. For the 40 weeks ended October 9, 2004, funeral services performed were 91,274, down 3.1% compared to 94,209 funeral services performed in the 40 weeks ended October 4, 2003. Average funeral revenue per service was $4,019 for the 40 weeks ended October 9, 2004, a 2.7% increase per funeral service performed compared to $3,915 for the 40 weeks ended October 4, 2003.

Funeral gross margin as a percentage of revenue decreased slightly to 21.2% for the 40 weeks ended October 9, 2004, compared to 22.6% of revenue for the 40 weeks ended October 4, 2003. The decrease in gross margin was primarily due to the decrease in funeral revenue.

Cemetery revenue for the 40 weeks ended October 9, 2004, was $123.9 million, which was up $2.2 million, or 1.7% compared to $121.7 million for the 40 weeks ended October 4, 2003. The increase in at-need service revenue during the 40 weeks ended October 9, 2004, compared to the corresponding period in 2003, was partially offset by a decrease in other revenue.

Cemetery gross margin as a percentage of revenue was 13.1% of revenue for the 40 weeks ended October 9, 2004, compared to 12.5% of revenue for the 40 weeks ended October 4, 2003. The increase in the cemetery gross margin percentage was primarily as a result of the increase in cemetery revenue, partially offset by increases in advertising and promotion, facilities, and selling expenses.

The Company’s insurance operations generated revenue of $62.1 million for the 40 weeks ended October 9, 2004, compared to revenue of $46.2 million for the 40 weeks ended October 4, 2003. Insurance revenue increased primarily due to higher premium and investment income. Insurance premium revenue is up in 2004 primarily due to the impact of the Company’s subsidiary, Rose Hills, beginning to sell the Company’s insurance products. Insurance gross margin as a percentage of revenue increased to 4.8% for the 40 weeks ended October 9, 2004, compared to 2.9% for the corresponding period in 2003, primarily as a result of the revenue increase being at a rate higher than that of the cost increase.

General and administrative expenses totaled $36.2 million for the 40 weeks ended October 9, 2004, while for the corresponding period in 2003, general and administrative expenses totaled $32.4 million. During the 40 weeks ended October 4, 2003, general and administrative expenses were reduced by a $5.0 million reversal of accrued legal expense, which resulted from a settlement by the Company of an automobile accident suit. In addition, during the 40 weeks ended October 4, 2003, general and administrative expenses were reduced by $3.1 million as a result of net interest income received from a tax refund in connection with the audit of the predecessor company’s 1993 through 1998 federal income tax returns.

For the 40 weeks ended October 9, 2004, interest expense was $70.8 million, an increase of $5.8 million, or 8.8%, compared to the 40 weeks ended October 4, 2003. The effect of lower effective interest rates and debt repayments made by the Company during 2003 and the 40 weeks ended October 9, 2004, were more than offset by costs associated with the Company’s refinancing of long-term debt that occurred during the 40 weeks ended October 9, 2004.

For the 40 weeks ended October 9, 2004, net income tax expense was $1.6 million, compared to a net income tax benefit of $8.1 million for the 40 weeks ended October 4, 2003. For the 40 weeks ended October 9, 2004, the effective tax rate varied from the statutory rate primarily because losses incurred in certain jurisdictions did not offset the tax expenses in profitable jurisdictions. In addition the effective tax rate varied from the statutory tax rate, primarily because the Company was not able to fully realize the income tax benefit associated with the cost of refinancing of long-term debt. The income tax benefit for the 40 weeks ended October 4, 2003 was primarily due to a $9.7 million favorable settlement of a federal income tax audit.

Net loss from continuing operations was $12.9 million, or $0.32 basic and diluted loss per share for the 40 weeks ended October 9, 2004, compared to net income of $5.8 million, or $0.14 basic and diluted earnings per share for the 40 weeks ended October 4, 2003.

Pre-need funeral and cemetery contracts written during the 40 weeks ended October 9, 2004, totaled $137.6 million and $65.5 million, respectively. For the 40 weeks ended October 4, 2003, pre-need funeral and cemetery contracts written totaled $126.4 million and $61.4 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue and positive cash flow.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 40 weeks ended October 9, 2004, loss from discontinued operations, net of tax, was $2.0 million, or $0.05 basic and diluted loss per share, which included $17.5 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $23.3 million.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of October 9, 2004, the Company operated 683 funeral homes, 110 cemeteries and 61 combination funeral home and cemetery locations throughout North America. Of the Company’s total locations, 41 funeral homes, 34 cemeteries and five combination funeral home and cemetery locations were held for sale as of October 9, 2004. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the period ended October 9, 2004, which will be filed with the United States Securities and Exchange Commission (SEC) on November 18, 2004, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2004, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The fourth fiscal quarter of 2004 will end on January 1, 2005.

Forward Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow morning, Thursday, November 18, 2004, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.470.5906 and for local or international participants is 416.620.2013. A telephone replay will be accessible until midnight on December 2, 2004 by dialing 800.558.5253 or 416.626.4100 and quoting reservation number 21212269.

Contact:	Kenneth A. Sloan		Chaya Cooperberg
	Executive Vice President,		Director,
	Chief Financial Officer		Investor Relations and Communications
	Alderwoods Group, Inc.		Alderwoods Group, Inc.
	Tel:	416.498.2455	Tel:	416.498.2802
	Fax:	416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com		chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Expressed in thousands of dollars except per share amounts and number of shares

	16 Weeks Ended		40 Weeks Ended
	October 9, 2004	October 4, 2003	October 9, 2004	October 04, 2003

Revenue
Funeral	$136,966	$138,777	$366,845	$368,861
Cemetery	49,002	46,721	123,898	121,771
Insurance	25,994	20,176	62,104	46,202
	211,962	205,674	552,847	536,834
Costs and expenses
Funeral	111,272	108,384	288,978	285,609
Cemetery	43,153	42,561	107,620	106,530
Insurance	24,399	19,928	59,123	44,851
	178,824	170,873	455,721	436,990
	33,138	34,801	97,126	99,844

General and administrative expenses	14,909	13,247	36,166	32,394
Provision for asset impairment	445	725	937	4,300
Income from operations	17,784	20,829	60,023	63,150

Interest on long-term debt and refinancing costs	50,058	27,712	70,763	65,024
Other expense (income), net	(65)	432	613	388
Loss before income taxes	(32,209)	(7,315)	(11,353)	(2,262)
Income taxes	(6,180)	(180)	1,593	(8,048)
Net income (loss) from continuing operations	(26,029)	(7,135)	(12,946)	5,786
Discontinued operations
Income (loss) from discontinued operations	20,198	(5,872)	4,432	(3,503)
Income taxes	7,547	178	6,503	1,896
Income (loss) from discontinued operations	12,651	(6,050)	(2,071)	(5,399)
Net income (loss)	$(13,378)	$(13,185)	$(15,017)	$387

Basic and diluted earnings (loss) per Common share:
Net income (loss) from continuing operations	$(0.65)	$(0.18)	$(0.32)	$0.14
Income (loss) from discontinued operations	0.32	(0.15)	(0.05)	$(0.13)
Net income (loss)	$(0.33)	$(0.33)	$(0.37)	$0.01

Basic weighted average number of shares outstanding (thousands)	40,003	39,976	39,997	39,968

Diluted weighted average number of shares outstanding (thousands)	40,003	39,976	39,997	40,372

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	October 9, 2004	January 3, 2004
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$10,223	$41,612
Receivables, net of allowances	56,930	58,244
Inventories	17,261	17,478
Other	28,997	25,468
Assets held for sale	103,719	440,852
	217,130	583,654

Pre-need funeral receivables and trust investments	345,721	335,575
Pre-need cemetery receivables and trust investments	306,037	313,178
Cemetery property	117,040	117,414
Property and equipment	536,668	548,482
Insurance invested assets	243,987	196,440
Deferred income tax assets	7,554	6,683
Goodwill	321,158	320,500
Cemetery perpetual care trust investments	236,249	—
Other assets	40,061	31,077
	$2,371,605	$2,453,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$133,317	$154,551
Current maturities of long-term debt	4,492	10,896
Liabilities associated with assets held for sale	75,411	312,091
	213,220	477,538

Long-term debt	494,643	619,956
Deferred pre-need funeral and cemetery revenue	86,287	601,563
Non-controlling interest in funeral and cemetery trusts	550,426	—
Insurance policy liabilities	206,094	172,209
Deferred income tax liabilities	19,527	21,414
Other liabilities	19,557	15,430
	1,589,754	1,908,110

Non-controlling interest in perpetual care trusts	254,506	—

Stockholders’ equity
Common stock	400	400
Capital in excess of par value	740,165	739,950
Accumulated deficit	(237,954)	(222,937)
Accumulated other comprehensive income	24,734	27,480
	527,345	544,893
	$2,371,605	$2,453,003

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (Unaudited)

Expressed in thousands of dollars

	16 Weeks Ended		40 Weeks Ended
	October 9, 2004	October 4, 2003	October 9, 2004	October 04, 2003

CASH PROVIDED BY (APPLIED TO)
Operations
Net income (loss)	$(13,378)	$(13,185)	$(15,017)	$387
(Income) loss from discontinued operations, net of tax	(12,651)	6,050	2,071	5,399
Items not affecting cash
Depreciation and amortization	12,997	12,290	31,145	30,606
Amortization of debt issue costs	4,716	967	6,136	1,360
Insurance policy benefit reserves	14,693	10,813	32,280	22,388
Provision for asset impairment	445	725	937	4,300
(Gain) loss on disposal of business assets	(92)	623	(1,587)	553
Deferred income taxes	(5,723)	(950)	(770)	(1,280)
Premium on long-term debt repurchase	31,340	1,266	32,450	1,266
Other, including net changes in other non-cash balances	3,544	4,848	(15,334)	33,909
Net cash provided by continuing operations	35,891	23,447	72,311	98,888
Net cash provided by discontinued operations	4,729	5,393	14,224	18,000
	40,620	28,840	86,535	116,888

Investing
Proceeds on disposition of business assets	763	4,837	12,851	10,371
Purchase of property and equipment	(14,614)	(8,605)	(23,893)	(15,312)
Purchase of insurance invested assets	(57,107)	(35,654)	(93,964)	(68,082)
Proceeds on disposition and maturities of insurance invested assets	24,794	23,865	48,396	45,272
Net cash used in continuing operations	(46,164)	(15,557)	(56,610)	(27,751)
Net cash provided by (used in) discontinued operations	96,197	(1,718)	96,072	(1,281)
	50,033	(17,275)	39,462	(29,032)

Financing
Increase in long-term debt	365,224	300,433	389,899	330,302
Repayment of long-term debt	(493,604)	(332,763)	(546,900)	(428,948)
Issuance of common stock	47	—	56	—
Net cash used in continuing operations	(128,333)	(32,330)	(156,945)	(98,646)
Net cash used in discontinued operations	(303)	(1,869)	(441)	(2,099)
	(128,636)	(34,199)	(157,386)	(100,745)

Decrease in cash and cash equivalents	(37,983)	(22,634)	(31,389)	(12,889)
Cash and cash equivalents, beginning of period	48,206	55,857	41,612	46,112
Cash and cash equivalents, end of period	$10,223	$33,223	$10,223	$33,223